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                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement             [  ]  Confidential, For Use of
                                                    the Commission Only
                                                    (as permitted byRule
                                                    14a-6(e)(2))
[  ]  Definitive Proxy Statement
[X ]   Definitive Additional Materials
[  ]  Soliciting Material Under Rule 14a-12


                   Chicago Mercantile Exchange Holdings Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     0-11.

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         On or about March 15, 2002, the following communication was distributed to all members of the CME Division, including all owners of shares of Class B-1 common stock of Chicago Mercantile Exchange Holdings Inc.:


                             Robert "Buck" Haworth
                   Chicago Mercantile Exchange Holdings Inc.


Dear ... ..,

I am writing to you for your vote and support in the upcoming CME Holdings B-1 election for the Board of Directors. It has been my privilege and honor to serve on the CME Board of Directors since 1998. As a member of the Board I have served as Treasurer, Chairman of the Clearinghouse Risk and Audit committees, and Co-chair or member of other Board committees including Executive, Strategic Planning and Pit Supervision.

After two years as a for-profit corporation, we continue to face the challenge of building a consensus on the right corporate philosophy. Many have been afraid there was an agenda to force the trading floors to close. The CME members and trading floor have bank-rolled our exchange - we have paid for a new building, a new trading floor, an electronic trading system, new products, new initiatives and a new corporate structure. Just as venture capital organizations expect significant returns on their invested capital and input into management decisions, the members of the CME should expect no less from their investment.

The new CME Inc. is a unique corporation - its current shareholders are its customers. We are the FCM's, brokers, traders and lessors doing business within the walls of the corporation, whether open outcry or electronic. The new CME must anticipate changes in our customers' needs, and our traders, brokers and firms must evolve - we must do it better, faster and more efficiently, lest we lose our business to our competitors. To this end, we must aggressively and continuously improve our electronically-assisted open outcry trading and our all-electronic trading systems. It is in the best interest of CME to assist, support and facilitate our members in adapting to these changing needs; not for altruistic reasons, but because these members are the sources of our liquidity, customer business and revenue. However, we must carefully consider the full effect of our actions on both our shareholders and our customers.

We are once again at a critical juncture at CME. Just as our decision to demutualize changed our future forever, we must now mold our corporation into the right vehicle that will carry us all into a successful future. We must act boldly to meet the rapid pace of change in the derivatives and securities world; we all know there is no reward without risk. We must adapt and move to the new world; however, we must preserve those elements which have made us the world class institution we are today - liquidity, integrity and innovation. Since the bursting of the dot.com bubble and with continuing market uncertainty, open outcry has shown its resilience and value in providing liquidity, price discovery and transparency - let us not neglect or destroy that which is functional and continues to provide value.

The owners of CME need a world class business and an aggressive plan to thrive and prosper in the future. We must be aware of and be guided by what is in the best interests of our shareholders and customers. My business experience, my floor activities and my participation on the Board of Directors have allowed me to gain an understanding and an appreciation of the views and concerns of the trading floor community, the FCM's and lessors. I am on the trading floor every day - if you do not see me, I am always accessible via my pager or e-mail. I ask for your vote in the CME Holdings B-1 election of April 2002 so I may continue to represent you and voice your views on the CME Board of Directors.

Sincerely,


/s/ Robert "Buck" Haworth
Robert "Buck" Haworth


                                    ******

On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

This letter has been prepared and distributed solely by the candidate. The views and opinions expressed herein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.